UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2017

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation)	001-37599 (Commission File Number)	98-1268150 (IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

(44) 203 325 0660
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 8.01    Other Events

On May 2, 2017, LivaNova PLC ("LivaNova") announced that it had acquired Caisson Interventional, LLC ("Caisson"), a privately held clinical-stage medical device company. Prior to the acquisition, LivaNova owned approximately 49% of the issued and outstanding equity of Caisson. Pursuant to the terms of a Unit Purchase Agreement, LivaNova acquired the outstanding units of Caisson not otherwise owned by LivaNova, in exchange for its agreement to pay up to $72 million, net of $6 million of debt forgiveness. The first payment of $18 million will be made at closing with the balance paid on a schedule driven primarily by regulatory approvals and sales earn outs. As a result of the acquisition, LivaNova expects to recognize a pre-tax non-cash gain during the second quarter on the $15 million book value of its existing investment in Caisson.

A copy of LivaNova's press release dated May 2, 2017 announcing the acquisition is attached hereto as Exhibit 99.1

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	Press Release issued by LivaNova PLC dated May 2, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: May 2, 2017	By:/s/ Catherine Moroz
Name: Catherine Moroz
Title: Company Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by LivaNova PLC dated May 2, 2017

4